Exhibit 99.1

For Further Information: Michael W. McCarthy Director — Investor Relations Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release

For Immediate Release
May 19, 2008
Brooks Automation, Inc. Announces Settlement
with Securities and Exchange Commission
Chelmsford, Massachusetts, May 19, 2008 — Brooks Automation, Inc. (NASDAQ: BRKS) today announced the resolution of the previously announced investigation by United States Securities and Exchange Commission (“SEC”) into the company’s historical stock option granting practices. Brooks has agreed to settle with the SEC, without admitting or denying the allegations in the Commission’s complaint, by consenting to the entry of a judgment enjoining future violations of the reporting, books and records, and internal controls provisions of the federal securities laws.
Brooks was not charged by the SEC with fraud nor was the company required to pay any civil penalty or other money damages as part of the settlement. The option grants to which the SEC refers in its complaint were made between 1999 and 2001.
The settlement completely resolves the SEC investigation into the company’s historical stock option granting practices.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com.
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